Exhibit 99.4

Schedule 3

CINERGY CORP.

RECONCILIATION OF GAAP EPS TO ADJUSTED EPS - 2005

(unaudited)

	Q1	Q2	Q3	Q4	Total
Regulated Businesses
EPS As Reported	$0.39	$0.24	$0.46	$0.36	$1.45
Special Items:
Merger and Severance Costs	—	0.03	0.02	0.04	0.09
EPS Adjusted	$0.39	$0.27	$0.48	$0.40	$1.54

Commercial Businesses
EPS As Reported	$0.23	$0.02	$0.20	$0.61	$1.06
Discontinued Operations	(0.01)	(0.01)	0.01	—	(0.01)
Cumulative Effect of a Change in Accounting Principle	—	—	—	0.01	0.01
Special Items:
Merger and Severance Costs	—	0.03	0.02	0.01	0.06
Mark-to-Market Effect on Asset Hedges*	0.12	0.04	0.27	(0.24)	0.19
EPS Adjusted	$0.34	$0.08	$0.50	$0.39	$1.31

Power Technology & Infrastructure Services
EPS As Reported	$(0.02)	$(0.01)	$—	$(0.02)	$(0.05)
Special Items:
Merger and Severance Costs	—	0.01	—	—	0.01
EPS Adjusted	$(0.02)	$—	$—	$(0.02)	$(0.04)

Cinergy Corp.
EPS As Reported	$0.60	$0.25	$0.66	$0.95	$2.46
Discontinued Operations	(0.01)	(0.01)	0.01	—	(0.01)
Cumulative Effect of a Change in Accounting Principle	—	—	—	0.01	0.01
Special Items	0.12	0.11	0.31	(0.19)	0.35
EPS Adjusted	$0.71	$0.35	$0.98	$0.77	$2.81

* Represents the mark-to-market impact of contracts used in Cinergy’s economic hedging of its excess unregulated generation portfolio and its natural gas storage portfolio.  The economic value of these portfolios is subject to market fluctuations and, as such, the hedging process involves both purchases and sales. Because these generation assets and gas storage contracts are accounted for under the accrual method of accounting, the Company believes that excluding the impact of mark-to-market changes from reported earnings better matches the contract with the settlement period of the position it is hedging.  These amounts will be recognized through adjusted earnings when the contracts ultimately settle.

Approximately 75% of the remaining mark-to-market value of these contracts is expected to settle in the first quarter of 2006.